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FOR IMMEDIATE RELEASE

MICHAEL SCHEWEL JOINS MARKEL'S BOARD OF DIRECTORS

Richmond, VA, February 24, 2015 —

Markel Corporation (NYSE:MKL) announced today the election of Michael J. Schewel to its board of directors.

Mr. Schewel is a partner with McGuireWoods LLP, an international law firm with over 900 lawyers in 20 offices. He began his legal career with McGuireWoods in 1979, and his practice focuses principally on corporate law and mergers and acquisitions, as well as the development and financing of energy projects. His association with McGuireWoods has been interrupted two times; first, in 2002, when he was appointed by then-Virginia Governor Mark Warner as the Commonwealth of Virginia’s Secretary of Commerce and Trade from January 2002 to January 2006. Mr. Schewel was responsible for 16 state agencies with approximately 3,000 employees and a budget of over $800 million. Later, from June 2011 to December 2013, Mr. Schewel served as Chief Executive Officer of Recast Energy LLC, a biomass energy company, which at the time developed, owned and operated biomass facilities in Mississippi and Kentucky.

"We are very pleased to welcome Mike to Markel's board of directors," said Alan I. Kirshner, chairman and chief executive officer. "The combination of his legal and business judgment and intelligence will serve our board well. In addition, Mike’s experience as a CEO in the private sector as well as the head of a governmental agency will be a valuable asset on the board."

About Markel Corporation
Markel Corporation is a diverse financial holding company serving a variety of niche markets. The Company’s principal business markets and underwrites specialty insurance products. In each of the Company’s businesses, it seeks to provide quality products and excellent customer service so that it can be a market leader. The financial goals of the Company are to earn consistent underwriting and operating profits and superior investment returns to build shareholder value. Visit Markel Corporation on the web at www.markelcorp.com.